Exhibit 99.1

Surrozen Provides First Quarter 2023 Financial Results and Corporate and Pipeline Updates

Enrollment ongoing in SZN-043 Phase 1a clinical trial in people with chronic liver disease and in healthy volunteers with safety data expected by the end of 2023

Enrollment ongoing in SZN-1326 Phase 1a clinical trial in healthy volunteers with safety data expected by the end of 2023

SOUTH SAN FRANCISCO, Calif., May 10, 2023 (GLOBE NEWSWIRE) -- Surrozen, Inc. (“Surrozen” or the “Company”) (Nasdaq: SRZN), a company pioneering targeted therapeutics that selectively activate the Wnt pathway for tissue repair and regeneration, today provided first quarter 2023 financial results and corporate and pipeline updates.

“During the first quarter of 2023, following the completion of dosing in multiple cohorts of healthy volunteers, we enrolled the first patient in the Phase 1a clinical trial of SZN-043 in chronic liver disease, and, recently, re-initiated enrollment in the SZN-1326 Phase 1a clinical trial in healthy volunteers,” said Craig Parker, President and Chief Executive Officer of Surrozen. “We look forward to a productive 2023 as we evaluate the initial safety results from SZN-043 and SZN-1326 clinical trials, advance our partnered program and continue to focus on delivering high-value medicines and shareholder value through our innovative technologies for Wnt pathway modulation.“

Research and Development Pipeline Updates

SZN-043

•
Enrollment ongoing in the SZN-043 Phase 1a clinical trial in people with chronic liver disease and healthy volunteers; the company expects safety data by the end of 2023
•
Anticipate initiation of Phase 1b clinical trial in alcoholic hepatitis in 2024 with potential availability of proof-of-concept data in the second half of 2024

SZN-1326

•
Re-initiated the SZN-1326 Phase 1a clinical trial in healthy volunteers during the second quarter of 2023; enrollment ongoing
•
Expect Phase 1a safety data in healthy volunteers by the end of 2023
•
Anticipate potential proof-of-concept data in ulcerative colitis (Phase 1b) in the second half of 2024

Corporate Updates

Results of Recent Corporate Prioritization Activities

In January 2023, Surrozen implemented a restructuring plan approved by the board of directors to prioritize and focus resources on key clinical and discovery programs. The plan included a reduction of the overall workforce by approximately 25%. The company completed the workforce reduction in the first quarter of 2023.

Financial Results for the First Quarter Ended March 31, 2023

Cash Position: Cash, cash equivalents and marketable securities for the first quarter ended March 31, 2023 were $61.7 million, compared to $75.8 million as of December 31, 2022.

Research and Development Expenses: Research and development expenses for the first quarter ended March 31, 2023 were $8.1 million, as compared to $9.4 million for the same period in 2022. The decrease was primarily as a result of the restructuring plan implemented in the first quarter of 2023 to prioritize and focus our resources on key clinical and discovery programs. Research and development expenses include non-cash stock-based compensation expenses of $0.3 million for the first quarter ended March 31, 2023 and the same period in 2022.

General and Administrative Expenses: General and administrative expenses for the first quarter ended March 31, 2023 were $5.3 million, as compared to $5.1 million for the same period in 2022. The increase was primarily related to employee-related expenses, including stock-based compensation expenses. General and administrative expenses include non-cash stock-based compensation expenses of $0.8 million for the first quarter ended March 31, 2023, as compared to $0.6 million for the same period in 2022.

Restructuring: Restructuring charges for the first quarter ended March 31, 2023 were $1.2 million, as compared to zero for the same period in 2022. The increase was attributable to a workforce reduction implemented in the first quarter of 2023.

Interest Income: Interest income for the first quarter ended March 31, 2023 was $0.5 million, as compared to $49,000 for the same period in 2022. The increase was primarily related to the increase in interest rates on our money market funds and marketable securities.

Other Income (Expense), Net: Other income (expense), net for the first quarter ended March 31, 2023 was a net other expense of $0.3 million, as compared to a net other income of $6.5 million for the same period in 2022. The variance was primarily related to the change in fair value of warrant liabilities.

Net Loss: Net loss for the first quarter ended March 31, 2023 was $14.3 million, as compared to $7.9 million for the same period in 2022.

About SZN-1326 for Ulcerative Colitis
SZN-1326 is the first development candidate designed using Surrozen’s SWAP™ technology and targets the Wnt-signaling pathway in the intestinal epithelium. Surrozen is initially developing SZN-1326 for moderate to severe ulcerative colitis. Dosing of healthy volunteers in a Phase 1a clinical trial began in May 2022 and was voluntarily paused in the fourth quarter of 2022 to further understand the observed transaminase elevations. Enrollment was re-initiated and is ongoing in the Phase 1a clinical trial in healthy volunteers. Surrozen expects safety data from the Phase 1a clinical trial in healthy volunteers by the end of 2023. Surrozen also expects to initiate a Phase 1b clinical trial in ulcerative colitis patients in 2024 and anticipates proof-of-concept data will potentially be available in the second half of 2024.

About SZN-043 for Severe Alcoholic Hepatitis
SZN-043 is the first development candidate using Surrozen’s SWEETS™ technology. Surrozen is developing SZN-043 for severe liver diseases, initially focusing on severe alcoholic hepatitis. The dosing of healthy volunteers in a Phase 1a clinical trial began in June 2022. Following the completion of the second cohort of the Phase 1a clinical trial, the company began enrollment in patients with chronic liver disease with the first patient enrolled in the first quarter of 2023. The Phase 1a clinical trial is ongoing and the company expects safety data by the end of 2023. Surrozen expects to initiate a Phase 1b clinical trial in alcoholic patients in 2024 and anticipates proof of concept data will potentially be available in the second half of 2024.

About SZN-413 for Retinal Diseases

SZN-413 is a bi-specific antibody targeting Fzd4-mediated Wnt signaling designed using Surrozen’s SWAP™ technology. It is currently being developed for the treatment of retinal vascular-associated diseases. Data generated by Surrozen with SZN-413 in preclinical models of retinopathy demonstrated that SZN-413 could potently stimulate Wnt signaling in the eye, induce normal retinal vessel regrowth, suppress pathological vessel growth and reduce vascular leakage. This novel approach could thus potentially allow for regeneration of healthy eye tissue, not only halting retinopathy, but possibly allowing for a full reversal of the patient’s disease.

In the fourth quarter of 2022, Surrozen entered into a strategic partnership with Boehringer Ingelheim for the research and development of SZN-413 for the treatment of retinal diseases. Under the terms of the agreement, Boehringer Ingelheim received an exclusive, worldwide license to develop SZN-413 and other Fzd4-specific Wnt-modulating molecules for all purposes, including as a treatment for retinal diseases, in exchange for an upfront payment to Surrozen of $12.5 million. Surrozen will also be eligible to receive up to $587.0 million in success-based development, regulatory, and commercial milestone payments, in addition to mid-single digit to low-double digit royalties on sales. After an initial period of joint research, Boehringer Ingelheim will assume all development and commercial responsibilities.

About Wnt Signaling
Wnt signaling plays key roles in the control of development, homeostasis, and regeneration of many essential organs and tissues, including liver, intestine, lung, kidney, retina, central nervous system, cochlea, bone, and others. Modulation of Wnt signaling pathways has potential for treatment of degenerative diseases and tissue injuries. Surrozen’s platform and proprietary technologies have the potential to overcome the limitations in pursuing the Wnt pathway as a therapeutic strategy.

About Surrozen

Surrozen is a clinical stage biotechnology company discovering and developing drug candidates to selectively modulate the Wnt pathway. Surrozen is developing tissue-specific antibodies designed to engage the body’s existing biological repair mechanisms with a current focus on inflammatory bowel, severe liver and eye diseases. For more information, please visit www.surrozen.com.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements generally are accompanied by words such as “will,” “plan,” “intend,” “potential,” “expect,” “could,” or the negative of these words and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding Surrozen’s discovery, research and development activities, in particular its development plans for its product candidates SZN-1326, SZN-043, and SZN-413, including anticipated clinical development timelines and the availability of data, the potential for such product candidates to be used to treat human disease, the Company’s expectation that it will nominate a fourth product candidate by the end of 2023, the Company’s anticipated reduction in operating expenses in 2023 and expected cash runway into the second half of 2024. These statements are based on various assumptions, whether or not identified in this press release, and on the current expectations of the management of Surrozen and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on as, a guarantee, an assurance, a prediction, or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of Surrozen. These forward-looking statements are subject to a number of risks and uncertainties, including the initiation, cost, timing, progress and results of research and development activities, preclinical or and clinical trials with respect to SZN-1326, SZN-043, SZN-413 and potential future drug candidates; the Company’s ability to fund its preclinical and clinical trials and development efforts, whether with existing funds or through additional fundraising; Surrozen’s ability to identify, develop and commercialize drug candidates; Surrozen’s ability to successfully complete preclinical and clinical studies for SZN-1326, SZN-043, SZN-413, or other future product candidates; the effects that arise from volatility in global economic, political, regulatory and market conditions; and all other factors discussed in Surrozen’s Annual Report on Form 10-K for the year ended December 31, 2022 and Surrozen’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2023 under the heading “Risk Factors,” and other documents Surrozen has filed, or will file, with the Securities and Exchange Commission. If any of these risks materialize or our assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that Surrozen presently does not know, or that Surrozen currently believes are immaterial, that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect Surrozen’s expectations, plans, or forecasts of future events and views as of the date of this press release. Surrozen anticipates that subsequent events and developments will cause its assessments to change. However, while Surrozen may elect to update these forward-looking statements at some point in the future, Surrozen specifically disclaims any obligation to do so, except as required by law. These forward-looking statements should not be relied upon as representing Surrozen’s assessments of any date after the date of this press release. Accordingly, undue reliance should not be placed upon the forward-looking statements.

Investor Contact:

Investorinfo@surrozen.com

SURROZEN, INC.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2023	2022
Operating expenses:
Research and development	$8,086	$9,371
General and administrative	5,299	5,122
Restructuring	1,207	—
Total operating expenses	14,592	14,493
Loss from operations	(14,592)	(14,493)
Interest income	547	49
Other income (expense), net	(252)	6,497
Net loss	$(14,297)	$(7,947)

Net loss per share attributable to common stockholders, basic and diluted	$(0.48)	$(0.23)

Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	29,971	34,863

SURROZEN, INC.

Condensed Consolidated Balance Sheets

(In thousands, except per share amounts)

	March 31,	December 31,
	2023	2022(1)
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$27,809	$24,690
Accounts receivable	1,978	1,978
Short-term marketable securities	33,937	51,148
Prepaid expenses and other current assets	3,310	3,489
Total current assets	67,034	81,305

Property and equipment, net	3,378	3,630
Operating lease right-of-use assets	2,967	3,268
Restricted cash	405	405
Other assets	416	827
Total assets	$74,200	$89,435

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$171	$658
Accrued and other liabilities	5,324	6,848
Lease liabilities, current portion	2,294	2,226
Total current liabilities	7,789	9,732

Lease liabilities, noncurrent portion	2,783	3,376
Warrant liabilities	591	326
Total liabilities	11,163	13,434

Stockholders’ equity:
Preferred stock	—	—
Common stock	3	3
Additional paid-in-capital	256,034	254,892
Accumulated other comprehensive loss	(50)	(241)
Accumulated deficit	(192,950)	(178,653)
Total stockholders’ equity	63,037	76,001
Total liabilities and stockholders’ equity	$74,200	$89,435

(1) Derived from the audited financial statements, included in the Company's Annual Report on Form 10-K for the year ended December 31, 2022.